PRICING SUPPLEMENT NO.  40  DATED                        Filed Pursuant to
JANUARY 22, 1998, TO PROSPECTUS DATED                    Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY                   File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                            CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth & Company), Series D
                  Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.


Aggregate Principal Amount:                 $   874,000.00
Original Issue Date (Settlement Date)       January 27, 1998
Stated Maturity Date:                       January 15, 2005
Issue Price to Public:                      100.00% of Principal Amount
Interest Rate:                              6.750% Per Annum
Interest Payment Dates:                     February 15 and monthly
                                             thereafter
                                            Commencing February 15, 1998
Survivor's Option:                          [ X ] Yes[   ] No
Optional Redemption:                        [ X ] Yes[   ] No
Initial Redemption Date:                    January 15, 2000
Redemption Price:                           Initially 101.00% of Principal
                                            Amount and 100% after the first
                                            anniversary of the Initial
                                            Redemption Date.

       Agent                                Principal Amount of Notes
                                              Solicited by Each Agent

Prudential Securities Incorporated          $    43,000.00
First of Michigan Corporation               $   110,000.00
Roney & Co.                                 $    47,000.00
J.W. Korth & Company                        $   674,000.00
       Total                                $   874,000.00

                                              Per Note
                                            Sold by Agents
                                             To Public             Total

Issue Price:                                $     1,000.00     $  874,000.00
Agent's Discount or Commission:             $         7.00     $    6,118.00
Maximum Dealer's Discount or
  Selling Concession:                       $        18.00     $   15,732.00
Proceeds to the Company:                    $       975.00     $  852,150.00

CUSIP Number:   12589QVU7